Exhibit 99.1

ASX Announcement

16 February 2026

Business update

Coronado Global Resources Inc. (ASX: CRN) (“Coronado” or the “Company”) wishes to provide an update on certain matters referred to in its Quarterly Activities Report for Q4 2025 and other recent announcements.

As previously advised, operations at the Mammoth Underground Mine were suspended following a fatal accident at the mine on 2 January 2026. While the contracted operator of the mine, Mammoth Underground Mine Management Pty Ltd, is continuing to work with Resources Safety and Health Queensland (RSHQ) on its investigation into the incident, operations were permitted to recommence from 11 February 2026, subject to complying with safety measures prescribed by RSHQ. Full production from the mine is expected to be safely restored within the coming weeks in accordance with all requirements of RSHQ.

Australian open-cut operations have stabilised following Tropical Cyclone Koji, with no resulting material impact to production expected, beyond typical seasonal disruptions and the planned two-week shutdown on the Curragh Complex’s coal processing plants have been successfully completed and are expected to unlock improved throughput and product mix from the Curragh Complex mines.

The manager of the Queensland Financial Provisioning Scheme has now finalised his annual review allocation decision in respect of Curragh Complex’s Environmental Authority. The decision confirms that no surety is required to be provided for the Estimated Rehabilitation Cost (ERC), but instead, only a pool contribution of 6.5% of the ERC (~US$15 million), as originally planned, is required to be paid into the scheme by the end of the March quarter.

With respect to Coronado’s U.S. operations, sustained weakness in the U.S. High-Vol markets has caused realised pricing at Logan to remain below cash operating cost and the complex is now operating at a loss. Therefore, the Company is taking steps to preserve liquidity and protect shareholder value. Production is being immediately curtailed to cover contractual commitments carried over from 2025, which are expected to be fulfilled by March 2026. If further profitable offtake cannot be secured by that time, the Logan Complex will be temporarily idled to minimise cash consumption while maintaining optionality should market conditions improve.

At the Buchanan Complex, one of two planned longwall moves for FY26 was completed successfully, with the other scheduled in March.

In the March 2026 quarter, Coronado’s cash flow is expected to benefit from the US$15/t uplift in Premium Low Volatile (PLV) coal pricing that occurred during the December 2025 quarter, with prices averaging $200/t, as compared to $185/t for the nine months ended 30 September 2025. The June 2026 quarter is expected to benefit from the current US$250/t PLV price, representing a further $50/t uplift, and stronger production output.

Coronado Global Resources Inc.	Level 33, Central Plaza One, 345 Queen Street
ARBN: 628 199 468	Brisbane QLD 4000

T: +61 7 3031 7777 | F: +61 7 3229 7402
www.coronadoglobal.com

Market fundamentals for high-quality metallurgical coal remain supportive, underpinned by stable steel production in key regions and supply-side constraints. Coronado believes it is well positioned to benefit from recent pricing strength and the designation of metallurgical coal as a strategic or critical mineral in both India and the United States.

This announcement was authorised for release in accordance with the Disclosure Policy of Coronado Global Resources Inc.

For further information please contact:

Investors	Media
Chantelle Essa	Helen McCombie
Vice President Investor Relations	Sodali &Co
P: +61 477 949 261	P: +61 411 756 248
E: cessa@coronadoglobal.com	E: helen.mccombie@sodali.com

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, and our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may", "could", "believes", "estimates", "expects", "intends", “plans”, "considers", “forecasts”, “anticipates”, “targets” and other similar words that involve risk and uncertainties. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividend payments, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, risk inherent to mining operations, such as adverse weather conditions, or descriptions or assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended 31 December 2024 filed with the ASX and SEC on 19 February 2025, as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.